Exhibit 99.1

Surmodics Appoints Lisa Wipperman Heine to Its Board of Directors

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--April 17, 2017--Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced the addition of Lisa Wipperman Heine to the Company’s Board of Directors, effective on April 12, 2017.

Ms. Wipperman Heine has spent over 25 years in leadership positions in the medical device industry. She is currently the Chief Operating Officer at Mitralign, an innovator in transcatheter tricuspid and mitral valve therapies. Prior to joining Mitralign, Wipperman Heine was the Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medtech companies assess, develop and execute strategies related to market opportunities and technology adoption. She has also served in multiple leadership roles at Covidien, Inc., including Global Vice President of Medical Affairs for Vascular Therapies. During her tenure at Covidien, Wipperman Heine helped drive the strategy in support of a $1.7B business and was also responsible for leading the strategy and operations of Clinical Affairs, Healthcare Economics, Policy and Reimbursement and Medical Education functions. Wipperman Heine received her M.S. degree from the University of Manitoba and her B.A. degree from St. Olaf College.

“We are pleased that Lisa Wipperman Heine will be joining our board,” said Gary Maharaj, President and Chief Executive Officer. “Lisa brings a broad range of experience in strategic roles and in developing devices for vascular repair, and we look forward to her contributions as we continue to work toward achieving our goal of improving the lives of patients. She joins Surmodics at an exciting time as we are preparing to deliver on many milestones including advancing our pipeline products in clinical trials.”

“I am honored to join a company that is focused on creating life changing products for patients,” said Lisa Wipperman Heine. “Surmodics continues to differentiate itself as a leader in the medical device sector with an evolving business model, and I look forward to providing additional insight as the company continues to grow and build out its business.”

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) tests and microarrays. Following two recent acquisitions of Creagh Medical and NorMedix, the Company is executing a key growth strategy for its medical device business by expanding to offer total intravascular product solutions to its medical device customers. The combination of proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities, enables Surmodics to significantly increase the value it offers with highly differentiated intravascular solutions designed and engineered to meet the most demanding requirements. With this focus on offering total solutions, Surmodics’ mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information about the company, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

CONTACT:
Surmodics, Inc.
Andy LaFrence, 952-500-7000
ir@surmodics.com